Exhibit 10.17

Date: January 27, 2009

To: Board of Directors of Favrille, Inc.
Cc: Bob Lorsch, Chairman & CEO, MyMedicalRecords.com, Inc.

Subject: Resignation and Post-Merger Employment Arrangement

Reference is made to that certain Agreement and Plan of Merger and Reorganization, dated November 8, 2008 (the "Merger Agreement"), by and among Favrille, Inc., a Delaware corporation ("Favrille"), Montana Merger Sub, Inc., a Delaware corporation, and MyMedicalRecords.com, Inc., a Delaware corporation. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

Immediately prior to the Closing of the Merger, at your request, I will resign as President, Chief Executive Officer and Director of Favrille. There are seven months (June - December 2008) of my accrued salary totaling $226,478.46 which remains outstanding. As I agreed to in November 2008, I will take two months of the accrued salary in the form of a warrant to purchase Favrille common stock which will be granted at Closing. Five months of the accrued salary will be paid in cash at Closing.

As we discussed, I am willing to continue as an employee of Favrille, as a member of the merger transition team for an indefinite period of time under an "at will" employment arrangement for a monthly base salary of $2,500 plus benefits, a bonus totaling $66,423.94 and a warrant to purchase 2,064,899 shares of Favrille common stock which will be granted at Closing of the Merger. Due to the cash constraints of Favrille, I agree to take the bonus in a combination of cash and a promissory note as set forth below. In addition, I will forego payment of the accrued flexible time off (FTO) of $53,846 currently outstanding under Favrille's FTO plan. The bonus and accrued salary are to be paid as follows:

Description	$$	Shares
Cash:
Bonus to be paid in cash in Jan 2009	$55,572.08
Five months accrued salary to be paid in cash in 1-15-09	$159,666.78
Promissory note to be paid on 8-31-09	$10,851.86
Warrants:
Warrant to be granted at closing		2,064,899
Two months accrued salary to be paid in warrants		348,642
Total	$226,090.64	2,413,541

Favrille hereby agrees that the $215,238.86 portion of the foregoing bonus and accrued salary which is to be paid in cash, the $10,851.86 portion of the foregoing bonus for which I will accept a promissory note and the warrants to purchase 2,413,541 shares of Favrille common stock will be deducted from the aggregate amount of the Cash Payments (as defined in the Creditor Plan), face amount of the Notes (as defined in the Creditor Plan) and the aggregate amount of the Creditor Stock Pool available for the settlement of Claims (as defined in the Creditor Plan) pursuant to the Creditor Plan. I look forward to working to make the merger transition as smooth as possible.

Sincerely,

/s/ John P. Longenecker John P. Longenecker	1/27/2009 Date

Agreed and Acknowledged by:

/s/ Michael L. Eagle Michael L. Eagle, Chairman, Favrille, Inc.	1/27/2009 Date

/s/ Robert H. Lorsch Robert H. Lorsch, Chairman & CEO, MyMedicalRecords.com, Inc.	1/27/2009 Date